FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733	Exhibit 99.1

Johnson Controls reports third quarter earnings
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▪	GAAP earnings of $0.59 per share including special items

▪	Adjusted EPS from continuing operations of $0.71, up 16 percent versus prior year

▪	Adjusted sales of $7.7 billion, reflecting organic growth of 1 percent versus prior year

▪	Adjusted EBIT margin expansion of 150 basis points year-over-year, to 13.0 percent

▪	Fourth quarter adjusted EPS from continuing operations guidance range of $0.86 to $0.88, a 13 percent to 16 percent increase year-over-year

▪	2017 adjusted EPS from continuing operations guidance range of $2.60 to $2.62, a 13 percent increase year-over-year
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CORK, Ireland, Jul. 27, 2017 -- Johnson Controls International, plc (NYSE: JCI) today reported fiscal third quarter 2017 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.59 (see attached footnotes for non-GAAP reconciliation). Excluding these items, adjusted EPS from continuing operations was $0.71, up 16 percent versus the prior year period.
Adjusted sales of $7.7 billion increased 1 percent compared to the prior year on a combined basis. Excluding the impacts from net acquisition and divestiture activity, as well as foreign exchange and changes in lead prices, total company sales also grew 1 percent organically.
GAAP earnings before interest and taxes (“EBIT”) was $842 million and the EBIT margin was 11.0 percent. Adjusted EBIT was $1.0 billion, up 15 percent over last year with adjusted EBIT margin expansion of 150 basis points, to 13.0 percent.
“Strong margin expansion, primarily related to the benefit of cost synergies and productivity initiatives, drove our year-over-year double-digit EPS growth in the quarter,” said Alex Molinaroli, Johnson Controls chairman & CEO. “Although we continue to make significant strides with the merger integration, we have fallen short of our revenue growth expectations for the year and are guiding our full year adjusted earnings per share to the low end of the range previously provided. Given the very complex merger integration, I am very proud of what our global teams have accomplished to capture near term synergies and establish a strong strategic platform that will ultimately drive global growth and continued margin expansion across our businesses,” Molinaroli added.

Income and EPS amounts attributable to Johnson Controls ordinary shareholders ($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the third quarter of 2016, which are adjusted to reflect the combination of Johnson Controls’ historical Building Efficiency business with historical Tyco results of operations as if these businesses had been operated together during the periods presented, along with certain other adjustments. For additional information, see the unaudited supplemental financial information included in the Current Report on Form 8-K filed by Johnson Controls with the SEC on Nov. 8, 2016 as well as the attached footnotes. The spin-off of Adient plc occurred on Oct. 31, 2016 and the results of this business are reported in discontinued operations for all historical periods presented.

	GAAP	Adjusted	Adjusted
	Q3 2017	Q3 2017	Q3 2016	Change
			(Combined)

Sales	$7,683	$7,669	$7,597	+1%

Segment EBITA	1,216	1,212	1,126	+8%

EBIT	842	1,000	872	+15%

Net income from continuing operations	555	671	576	+16%

Diluted EPS from continuing operations	$0.59	$0.71	$0.61	+16%
Organic adjusted sales growth, adjusted segment EBITA, adjusted EBIT, and adjusted EPS from continuing operations are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation reviewing third quarter results can be found in the Investor Relations section of Johnson Controls’ website at http://investors.johnsoncontrols.com.

BUSINESS RESULTS
Building Technologies & Solutions ("Buildings")

	GAAP	Adjusted	Adjusted
	Q3 2017	Q3 2017	Q3 2016	Change
			(Combined)

Sales	$6,074	$6,060	$6,078	—

Segment EBITA	$912	$908	$845	+7%

Segment EBITA margin %	15.0%	15.0%	13.9%	+110bps
Buildings sales in the third quarter of 2017 were $6.1 billion, essentially flat versus the prior year quarter. Excluding net M&A and foreign exchange, organic sales increased 2 percent versus the prior year, reflecting 1 percent growth in our field businesses and 4 percent growth in product sales.
Orders in the quarter, excluding M&A and adjusted for foreign exchange, increased 1 percent year-over-year, with flat orders in the field businesses and 4 percent growth in products. Backlog at the end of the quarter of $8.4 billion was 3 percent higher year-over-year, excluding M&A and adjusted for foreign exchange.
Buildings adjusted segment EBITA was $908 million, up 7 percent versus the prior year. Adjusted segment EBITA margin of 15.0 percent improved 110 basis points over the prior year as the benefit of cost synergies and productivity savings, as well as modest volume leverage and favorable mix, more than offset planned product and channel investments.

Power Solutions

	GAAP	Adjusted	Adjusted
	Q3 2017	Q3 2017	Q3 2016	Change
			(Combined)

Sales	$1,609	$1,609	$1,519	+6%

Segment EBITA	$304	$304	$281	+8%

Segment EBITA margin %	18.9%	18.9%	18.5%	+40bps
Power Solutions sales in the third quarter of 2017 were $1.6 billion, an increase of 6 percent versus the prior year. Excluding the impact of higher lead pass-through and foreign exchange, organic sales declined 2 percent versus the prior year, as favorable technology mix was more than offset by lower unit volumes across most regions. Global original equipment battery shipments declined 6 percent and aftermarket shipments declined 2 percent compared to the prior year. Start-Stop battery shipments increased 17 percent year-over-year, led by growth in China and the Americas.
Power Solutions adjusted segment EBITA was $304 million, up 8 percent from the prior year, due to favorable product mix and productivity savings, partially offset by lower volumes. Excluding the impact of foreign exchange and lead, adjusted segment EBITA increased 7 percent. Adjusted segment EBITA margin of 18.9 percent increased 40 basis points compared with the prior year, including a 120 basis point headwind related to the impact of lead. Excluding the impact of lead, adjusted segment EBITA margin increased 160 basis points year-over-year.

Corporate

	GAAP	Adjusted	Adjusted
	Q3 2017	Q3 2017	Q3 2016	Change
			(Combined)

Corporate expense	$(172)	$(122)	$(145)	16%
Adjusted corporate expense was $122 million in the third quarter, an improvement of 16 percent compared to the prior year driven primarily by cost synergies and productivity initiatives.

OTHER ITEMS

•
During the quarter, the Company repurchased 7.3 million shares for $307 million. Year-to-date, the Company has repurchased a total of 10.2M shares for $426 million. The Company expects to complete $650 to $750 million of share repurchases during fiscal 2017.

•
The Company expects the sale of the Scott Safety business to 3M to close in the first quarter of fiscal 2018. The net cash proceeds from the transaction are expected to approximate $1.8 to $1.9 billion, and will be used to repay a portion of the Tyco International Holding Sarl’s (“TSarl”) $4.0 billion of merger-related debt.

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About Johnson Controls
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.
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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws, regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2016 year filed with the SEC on November 23, 2016, and in the quarterly reports on Form 10-Q filed with the SEC after such date, and available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.
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Non GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include mark-to-market for pension plans, transaction/integration/separation costs, restructuring and impairment costs, nonrecurring purchase accounting impacts related to the Tyco merger and discrete tax items. Financial information regarding adjusted sales, organic sales, adjusted segment EBITA and adjusted segment EBITA margin are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction/integration/separation costs and nonrecurring purchase accounting impacts because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.
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July 27, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2017	2016

Net sales	$7,683	$5,154
Cost of sales	5,252	3,732
Gross profit	2,431	1,422

Selling, general and administrative expenses	(1,609)	(895)
Restructuring and impairment costs	(49)	(27)
Net financing charges	(124)	(65)
Equity income	69	45

Income from continuing operations before income taxes	718	480

Income tax provision	89	78

Income from continuing operations	629	402

Income from discontinued operations, net of tax	—	57

Net income	629	459

Less: Income from continuing operations attributable to noncontrolling interests	74	55
Less: Income from discontinued operations attributable to noncontrolling interests	—	21

Net income attributable to JCI	$555	$383

Income from continuing operations	$555	$347
Income from discontinued operations	—	36

Net income attributable to JCI	$555	$383

Diluted earnings per share from continuing operations	$0.59	$0.53
Diluted earnings per share from discontinued operations	—	0.06
Diluted earnings per share	$0.59	$0.59

Diluted weighted average shares	944.4	649.7
Shares outstanding at period end	932.4	637.7

July 27, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2017	2016

Net sales	$22,036	$14,583
Cost of sales	15,210	10,617
Gross profit	6,826	3,966

Selling, general and administrative expenses	(4,905)	(2,641)
Restructuring and impairment costs	(226)	(87)
Net financing charges	(376)	(202)
Equity income	177	127

Income from continuing operations before income taxes	1,496	1,163

Income tax provision	570	202

Income from continuing operations	926	961

Loss from discontinued operations, net of tax	(34)	(481)

Net income	892	480

Less: Income from continuing operations attributable to noncontrolling interests	147	116
Less: Income from discontinued operations attributable to noncontrolling interests	9	61

Net income attributable to JCI	$736	$303

Income from continuing operations	$779	$845
Loss from discontinued operations	(43)	(542)
Net income attributable to JCI	$736	$303

Diluted earnings per share from continuing operations	$0.82	$1.30
Diluted loss per share from discontinued operations	(0.05)	(0.83)
Diluted earnings per share *	$0.78	$0.47

Diluted weighted average shares	946.8	651.5
Shares outstanding at period end	932.4	637.7

* May not sum due to rounding.

July 27, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	June 30, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$458	$579
Accounts receivable - net	6,443	6,394
Inventories	3,384	2,888
Assets held for sale	2,082	5,812
Other current assets	1,595	1,436
Current assets	13,962	17,109

Property, plant and equipment - net	5,870	5,632
Goodwill	19,619	21,024
Other intangible assets - net	6,727	7,540
Investments in partially-owned affiliates	1,159	990
Noncurrent assets held for sale	—	7,374
Other noncurrent assets	3,349	3,510
Total assets	$50,686	$63,179

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$2,499	$1,706
Accounts payable and accrued expenses	4,768	5,333
Liabilities held for sale	247	4,276
Other current liabilities	4,001	5,016
Current liabilities	11,515	16,331

Long-term debt	11,772	11,053
Other noncurrent liabilities	6,595	6,583
Noncurrent liabilities held for sale	—	3,888
Redeemable noncontrolling interests	189	234
Shareholders' equity attributable to JCI	19,731	24,118
Noncontrolling interests	884	972
Total liabilities and equity	$50,686	$63,179

July 27, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended June 30,
	2017	2016
Operating Activities
Net income attributable to JCI	$555	$383
Income from continuing operations attributable to noncontrolling interests	74	55
Income from discontinued operations attributable to noncontrolling interests	—	21

Net income	629	459

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	281	235
Pension and postretirement benefit expense (income)	18	(13)
Pension and postretirement contributions	(17)	(41)
Equity in earnings of partially-owned affiliates, net of dividends received	(50)	5
Deferred income taxes	(3)	5
Non-cash restructuring and impairment costs	31	51
Gain on business divestitures	—	(14)
Other - net	35	16
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(298)	(188)
Inventories	(215)	(65)
Other assets	(108)	(181)
Restructuring reserves	(25)	1
Accounts payable and accrued liabilities	8	268
Accrued income taxes	(71)	(463)
Cash provided by operating activities	215	75

Investing Activities
Capital expenditures	(362)	(279)
Sale of property, plant and equipment	5	14
Business divestitures, net of cash divested	—	14
Other - net	(3)	(3)
Cash used by investing activities	(360)	(254)

Financing Activities
Increase in short and long-term debt - net	692	935
Debt financing costs	(1)	—
Stock repurchases	(307)	(475)
Payment of cash dividends	(234)	(188)
Proceeds from the exercise of stock options	42	14
Dividends paid to noncontrolling interests	—	(13)
Cash paid related to prior acquisitions	(38)	—
Other - net	—	1
Cash provided by financing activities	154	274
Effect of exchange rate changes on cash and cash equivalents	37	14
Cash held for sale	—	(54)
Increase in cash and cash equivalents	$46	$55

July 27, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Nine Months Ended June 30,
	2017	2016
Operating Activities
Net income attributable to JCI	$736	$303
Income from continuing operations attributable to noncontrolling interests	147	116
Income from discontinued operations attributable to noncontrolling interests	9	61

Net income	892	480

Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	919	680
Pension and postretirement benefit income	(184)	(47)
Pension and postretirement contributions	(275)	(94)
Equity in earnings of partially-owned affiliates, net of dividends received	(166)	(202)
Deferred income taxes	1,056	336
Non-cash restructuring and impairment costs	70	80
Gain on business divestitures	—	(14)
Other - net	117	68
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(319)	(113)
Inventories	(585)	(233)
Other assets	(258)	(47)
Restructuring reserves	22	68
Accounts payable and accrued liabilities	(608)	(43)
Accrued income taxes	(2,002)	(223)
Cash provided (used) by operating activities	(1,321)	696

Investing Activities
Capital expenditures	(996)	(822)
Sale of property, plant and equipment	23	28
Acquisition of businesses, net of cash acquired	(6)	(133)
Business divestitures, net of cash divested	180	54
Other - net	(33)	2
Cash used by investing activities	(832)	(871)

Financing Activities
Increase in short and long-term debt - net	1,468	1,261
Debt financing costs	(18)	—
Stock repurchases	(426)	(475)
Payment of cash dividends	(469)	(544)
Proceeds from the exercise of stock options	130	34
Dividends paid to noncontrolling interests	(78)	(240)
Dividend from Adient spin-off	2,050	—
Cash transferred to Adient related to spin-off	(665)	—
Cash paid related to prior acquisitions	(75)	—
Other - net	(2)	4
Cash provided by financing activities	1,915	40
Effect of exchange rate changes on cash and cash equivalents	12	5
Cash held for sale	105	(76)
Decrease in cash and cash equivalents	$(121)	$(206)

July 27, 2017

FOOTNOTES
1. Financial Summary

In the first quarter of fiscal 2017, the Company began evaluating the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis. Also in the first quarter of fiscal 2017, the Company began reporting the Automotive Experience business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment EBITA amounts shown below are for continuing operations and exclude the Automotive Experience business. In addition, the financial results for the three and nine months ended June 30, 2016 exclude the Tyco business.

	Three Months Ended June 30,
(in millions; unaudited)	2017		2016
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales (1)
Building Technologies & Solutions	$6,074	$6,060	$3,635	$3,635
Power Solutions	1,609	1,609	1,519	1,519
Net sales	$7,683	$7,669	$5,154	$5,154

Segment EBITA (1)
Building Technologies & Solutions	$912	$908	$440	$447
Power Solutions	304	304	280	281
Segment EBITA	1,216	1,212	720	728

Corporate expenses (2)	(172)	(122)	(126)	(94)
Amortization of intangible assets (3)	(108)	(90)	(22)	(22)
Mark-to-market loss for pension plans (4)	(45)	—	—	—
Restructuring and impairment costs (5)	(49)	—	(27)	—
EBIT (6)	842	1,000	545	612

Net financing charges (7)	(124)	(124)	(65)	(65)
Income from continuing operations before income taxes	718	876	480	547
Income tax provision (8)	(89)	(131)	(78)	(94)
Income from continuing operations	629	745	402	453
Income from continuing operations attributable to noncontrolling interests (9)	(74)	(74)	(55)	(57)
Net income from continuing operations attributable to JCI	$555	$671	$347	$396

	Nine Months Ended June 30,
(in millions; unaudited)	2017		2016
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales (1)
Building Technologies & Solutions	$16,831	$16,797	$9,741	$9,741
Power Solutions	5,205	5,205	4,842	4,842
Net sales	$22,036	$22,002	$14,583	$14,583

Segment EBITA (1)
Building Technologies & Solutions	$2,000	$2,114	$915	$940
Power Solutions	996	997	922	923
Segment EBITA	2,996	3,111	1,837	1,863

Corporate expenses (2)	(605)	(358)	(323)	(237)
Amortization of intangible assets (3)	(383)	(285)	(62)	(62)
Mark-to-market gain for pension plans (4)	90	—	—	—
Restructuring and impairment costs (5)	(226)	—	(87)	—
EBIT (6)	1,872	2,468	1,365	1,564

Net financing charges (7)	(376)	(359)	(202)	(202)
Income from continuing operations before income taxes	1,496	2,109	1,163	1,362
Income tax provision (8)	(570)	(316)	(202)	(235)
Income from continuing operations	926	1,793	961	1,127
Income from continuing operations attributable to noncontrolling interests (9)	(147)	(147)	(116)	(131)
Net income from continuing operations attributable to JCI	$779	$1,646	$845	$996

Building Technologies & Solutions - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market, and provides heating, ventilating, and air conditioning products and services, security products and services, fire detection and suppression products and services, and life safety products for the residential and non-residential building markets.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

July 27, 2017

(1) The Company's press release contains financial information regarding adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

The following is the three months ended June 30, 2017 and 2016 reconciliation of net sales, segment EBITA and segment EBITA margin as reported to adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Technologies & Solutions		Power Solutions		Consolidated JCI plc

	2017	2016	2017	2016	2017	2016
Net sales as reported	$6,074	$3,635	$1,609	$1,519	$7,683	$5,154

Adjusting items:
Nonrecurring purchase accounting impacts	(14)	—	—	—	(14)	—

Adjusted net sales	$6,060	$3,635	$1,609	$1,519	$7,669	$5,154

Segment EBITA as reported	$912	$440	$304	$280	$1,216	$720
Segment EBITA margin as reported	15.0%	12.1%	18.9%	18.4%	15.8%	14.0%

Adjusting items:
Transaction costs	6	—	—	1	6	1
Integration costs	14	7	—	—	14	7
Nonrecurring purchase accounting impacts	(24)	—	—	—	(24)	—

Adjusted segment EBITA	$908	$447	$304	$281	$1,212	$728
Adjusted segment EBITA margin	15.0%	12.3%	18.9%	18.5%	15.8%	14.1%

The following is the nine months ended June 30, 2017 and 2016 reconciliation of net sales, segment EBITA and segment EBITA margin as reported to adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Technologies & Solutions		Power Solutions		Consolidated JCI plc

	2017	2016	2017	2016	2017	2016
Net sales as reported	$16,831	$9,741	$5,205	$4,842	$22,036	$14,583

Adjusting items:
Nonrecurring purchase accounting impacts	(34)	—	—	—	(34)	—

Adjusted net sales	$16,797	$9,741	$5,205	$4,842	$22,002	$14,583

Segment EBITA as reported	$2,000	$915	$996	$922	$2,996	$1,837
Segment EBITA margin as reported	11.9%	9.4%	19.1%	19.0%	13.6%	12.6%

Adjusting items:
Transaction costs	33	10	1	1	34	11
Integration costs	44	15	—	—	44	15
Nonrecurring purchase accounting impacts	37	—	—	—	37	—

Adjusted segment EBITA	$2,114	$940	$997	$923	$3,111	$1,863
Adjusted segment EBITA margin	12.6%	9.6%	19.2%	19.1%	14.1%	12.8%

(2) Adjusted Corporate expenses for the three months ended June 30, 2017 excludes $40 million of integration costs and $10 million of transaction costs. Adjusted Corporate expenses for the nine months ended June 30, 2017 excludes $185 million of integration costs, $58 million of transaction costs and $4 million of separation costs. Adjusted Corporate expenses for the three months ended June 30, 2016 excludes $21 million of transaction costs and $11 million of separation costs. Adjusted Corporate expenses for the nine months ended June 30, 2016 excludes $46 million of separation costs and $40 million of transaction costs.

(3) Adjusted amortization of intangible assets for the three and nine months ended June 30, 2017 excludes $18 million and $98 million, respectively, of nonrecurring asset amortization related to Tyco purchase accounting.

July 27, 2017

(4) The three months ended June 30, 2017 pension mark-to-market loss of $45 million and the nine months ended June 30, 2017 pension mark-to-market gain of $90 million due to lump sum payouts for certain U.S. pension plans are excluded from the adjusted non-GAAP results.

(5) The three and nine months ended June 30, 2017 restructuring and impairment charges of $49 million and $226 million, respectively, are excluded from the adjusted non-GAAP results. The three and nine months ended June 30, 2016 restructuring and impairment charges of $27 million and $87 million, respectively, are excluded from the adjusted non-GAAP results.

(6) Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests.

(7) Adjusted net financing charges for the nine months ended June 30, 2017 exclude $17 million of transaction costs related to the debt exchange offers.

(8) Adjusted income tax provision for the three months ended June 30, 2017 excludes the tax benefits of the pension mark-to-market loss of $18 million, restructuring and impairment costs of $15 million, integration costs of $9 million and transaction costs of $2 million, partially offset by the tax provision for Tyco nonrecurring purchase accounting impacts of $2 million. Adjusted income tax provision for the nine months ended June 30, 2017 excludes the non-cash tax charge of $457 million related to establishment of a deferred tax liability on the outside basis difference of the Company’s investment in certain subsidiaries of the Scott Safety business and the tax provision for the pension mark-to-market net gain of $36 million, partially offset by the tax benefits of changes in entity tax status of $101 million, restructuring and impairment costs of $49 million, integration costs of $41 million, Tyco nonrecurring purchase accounting impacts of $36 million and transaction costs of $12 million. Adjusted income tax provision for the three months ended June 30, 2016 excludes the tax benefits of restructuring and impairment costs of $12 million, transaction costs of $3 million and integration costs of $1 million. Adjusted income tax provision for the nine months ended June 30, 2016 excludes the tax benefits of restructuring and impairment costs of $24 million, transaction costs of $6 million, integration costs of $2 million and separation costs of $1 million.

(9) Adjusted income from continuing operations attributable to noncontrolling interests for the three months ended June 30, 2016 excludes $2 million for the noncontrolling interest impact of integration costs. Adjusted income from continuing operations attributable to noncontrolling interests for the nine months ended June 30, 2016, excludes $9 million for the noncontrolling interest impact of transaction/integration costs and $6 million for the noncontrolling interest impact of restructuring and impairment costs.

2. 2016 Supplemental Combined Information

As a result of the reverse merger between JCI and Tyco, which closed on September 2, 2016, the Company is providing supplemental combined financial information. As supplemental information that management believes will be useful to investors, the Company has provided unaudited selected historical information which combines JCI’s historical Building Efficiency business with historical Tyco results of operations as if these businesses had been operated together during the periods presented.

The merger is accounted for as a reverse acquisition with JCI considered to be acquiring Tyco for accounting purposes. As a result, the amounts reflected in Column A in the below table present the historical results of JCI, revised for the reporting changes described within footnote 1 above. The amounts in Column B reflect the impact of the special items, as set forth in the notes to the table and within footnote 1 above. The amounts in Column C reflect the inclusion of Tyco’s historical results for the period prior to the merger on an adjusted basis.

For the avoidance of doubt, this supplemental combined information is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information in Exhibit 99.3 to the Company’s Current Report on Form 8-K/A filed October 3, 2016 with the U.S. Securities and Exchange Commission (the “Pro Forma 8-K/A Filing”), which provides the pro forma financial information required by Item 9.01(b) of Form 8-K. The supplemental combined information is intentionally different from, but does not supersede, the pro forma financial information in the Pro Forma 8-K/A Filing.

In addition, the supplemental combined information does not purport to indicate the results that actually would have been obtained had the JCI and Tyco businesses been operated together on the basis of the new segment structure during the periods presented, or which may be realized in the future.

July 27, 2017

Amounts Adjusted for Certain Special Items

The supplemental combined information includes line items, such as net sales, income from continuing operations before income taxes, income tax provision, noncontrolling interest, net income and diluted EPS, that have been adjusted for the special items set forth in the notes to the table. Such amounts should be viewed in addition to, and not in lieu of, net sales, income from continuing operations before income taxes, income tax provision, noncontrolling interest, net income and diluted EPS and other financial measures on an unadjusted basis. In addition, per share amounts presented in the tables take into account the effects of (i) the issuance of ordinary shares to JCI shareholders in connection with the merger, and (ii) the consolidation of Tyco ordinary shares immediately prior to the merger. As a result, share counts reflect shares outstanding as of September 2, 2016 immediately following the consummation of the merger transaction.

The Company’s management believes that these adjusted amounts, when considered together with the unadjusted amounts, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. The Company’s management also believes that these adjusted amounts enhance the ability of investors to analyze trends in the Company’s underlying business and to better understand the Company’s performance. In addition, the Company may utilize adjusted amounts as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for compensation purposes. Adjusted amounts should be considered in addition to, and not as a substitute for, or superior to, unadjusted amounts.

(in millions, except per share data; unaudited)	Three Months Ended June 30, 2016
	A	B	C	D
Net sales
Building Technologies & Solutions	$3,635	$—	$2,443	$6,078
Power Solutions	1,519	—	—	1,519
Net sales	$5,154	$—	$2,443	$7,597

Income from continuing operations
Building Technologies & Solutions	$440	$7	$398	$845
Power Solutions	280	1	—	281
Segment EBITA	720	8	398	1,126
Corporate expenses	(126)	32	(51)	(145)
Amortization of intangible assets	(22)	—	(87)	(109)
Restructuring and impairment costs	(27)	27	—	—
EBIT	545	67	260	872
Net financing charges	(65)	—	(45)	(110)
Income from continuing operations before income taxes	480	67	215	762
Income tax provision	(78)	(16)	(36)	(130)
Noncontrolling interest	(55)	(2)	1	(56)
Net income	$347	$49	$180	$576

Diluted weighted average shares	649.7			940
Diluted earnings per share	$0.53			$0.61

(in millions, except per share data; unaudited)	Nine Months Ended June 30, 2016
	A	B	C	D
Net sales
Building Technologies & Solutions	$9,741	$—	$7,138	$16,879
Power Solutions	4,842	—	—	4,842
Net sales	$14,583	$—	$7,138	$21,721

Income from continuing operations
Building Technologies & Solutions	$915	$25	$1,099	$2,039
Power Solutions	922	1	—	923
Segment EBITA	1,837	26	1,099	2,962
Corporate expenses	(323)	86	(161)	(398)
Amortization of intangible assets	(62)	—	(260)	(322)
Restructuring and impairment costs	(87)	87	—	—
EBIT	1,365	199	678	2,242
Net financing charges	(202)	—	(133)	(335)
Income from continuing operations before income taxes	1,163	199	545	1,907
Income tax provision	(202)	(33)	(89)	(324)
Noncontrolling interest	(116)	(15)	2	(129)
Net income	$845	$151	$458	$1,454

Diluted weighted average shares	651.5			940
Diluted earnings per share	$1.30			$1.55

A - Johnson Controls, as reported.

B - Adjusted to exclude special items because these costs are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in better understanding the ongoing operations and business trends of the Company. The special items are described by line item in footnote 1 above. The income tax provision and noncontrolling interest adjustments are a result of the special items discussed in footnote 1.

C - Includes Tyco adjusted non-GAAP results for the three and nine months ended June 30, 2016, as if the merger occurred October 1, 2015. Tyco’s first three fiscal quarters of 2016 ended on the last Friday of December, March and June, while JCI’s fiscal quarters ended on the last day of each such month. Because the historical statements of income of each company represent full and equivalent quarterly periods, no adjustments were made to align the fiscal quarters. The income tax provision also includes an adjustment to arrive at an annualized 17% tax rate for fiscal 2016 as a combined company.

D - Combined financial information as if the merger with Tyco was completed on October 1, 2015. Reflects annual 17% tax rate and 940 million share count.

July 27, 2017

3. Organic Adjusted Net Sales Growth Reconciliation

The components of the changes in adjusted net sales for the three months ended June 30, 2017 versus the three months ended June 30, 2016, including organic net sales, is shown below (unaudited):

(in millions)	Combined Adjusted Net Sales for the Three Months Ended June 30, 2016	Foreign Currency		Acquisitions/ Divestitures, Net		Lead Impact		Organic Net Sales		Adjusted Net Sales for the Three Months Ended June 30, 2017
Building Technologies & Solutions	$6,078	$(76)	-1.3%	$(68)	-1.1%	$—	—	$126	2.1%	$6,060	-0.3%
Power Solutions	1,519	(5)	-0.3%	—	—	124	8.2%	(29)	-1.9%	1,609	5.9%
Total net sales	$7,597	$(81)	-1.1%	$(68)	-0.9%	$124	1.6%	$97	1.3%	$7,669	0.9%

The components of the changes in adjusted net sales for the nine months ended June 30, 2017 versus the nine months ended June 30, 2016, including organic net sales, is shown below (unaudited):

(in millions)	Combined Adjusted Net Sales for the Nine Months Ended June 30, 2016	Foreign Currency		Acquisitions/ Divestitures, Net		Lead Impact		Organic Net Sales		Adjusted Net Sales for the Nine Months Ended June 30, 2017
Building Technologies & Solutions	$16,879	$(143)	-0.8%	$(169)	-1.0%	$—	—	$230	1.4%	$16,797	-0.5%
Power Solutions	4,842	(20)	-0.4%	—	—	298	6.2%	85	1.8%	5,205	7.5%
Total net sales	$21,721	$(163)	-0.8%	$(169)	-0.8%	$298	1.4%	$315	1.5%	$22,002	1.3%

4. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration/separation costs, nonrecurring purchase accounting impacts related to the Tyco merger, mark-to-market gain or loss for pension plans, restructuring and impairment costs, and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to diluted adjusted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Earnings per share as reported for JCI plc	$0.59	$0.59	$0.59	$0.53

Adjusting items:
Transaction costs	0.02	0.03	0.02	0.03
Related tax impact	—	—	—	—
Integration costs	0.06	0.01	0.06	0.01
Related tax impact	(0.01)	—	(0.01)	—
Separation costs	—	0.21	—	0.02
Related tax impact	—	(0.02)	—	—
Nonrecurring purchase accounting impacts	(0.01)	—	(0.01)	—
Related tax impact	—	—	—	—
Mark-to-market loss for pension plans	0.05	—	0.05	—
Related tax impact	(0.02)	—	(0.02)	—
Restructuring and impairment costs	0.05	0.16	0.05	0.04
Related tax impact	(0.02)	(0.04)	(0.02)	(0.02)
Discrete tax items	—	0.13	—	—

Adjusted earnings per share for JCI plc	$0.71	$1.07	$0.71	$0.61

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Nine Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Earnings per share as reported for JCI plc	$0.78	$0.47	$0.82	$1.30

Adjusting items:
Transaction costs	0.12	0.07	0.12	0.07
Related tax impact	(0.01)	(0.01)	(0.01)	(0.01)
Integration costs	0.24	0.02	0.24	0.02
Related tax impact	(0.04)	—	(0.04)	—
Separation costs	0.09	0.51	—	0.07
Related tax impact	—	(0.04)	—	—
Nonrecurring purchase accounting impacts	0.14	—	0.14	—
Related tax impact	(0.04)	—	(0.04)	—
Mark-to-market gain for pension plans	(0.10)	—	(0.10)	—
Related tax impact	0.04	—	0.04	—
Restructuring and impairment costs	0.24	0.50	0.24	0.12
Related tax impact	(0.05)	(0.06)	(0.05)	(0.04)
Discrete tax items	0.40	1.33	0.38	—

Adjusted earnings per share for JCI plc *	$1.80	$2.78	$1.74	$1.53

* May not sum due to rounding.

July 27, 2017

The Company has presented forward-looking statements regarding adjusted EPS from continuing operations for the fourth quarter of 2017 and the full fiscal year of 2017, which is a non-GAAP financial measure. This non–GAAP financial measure is derived by excluding certain amounts, expenses or income from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments related to pension and post-retirement plans. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s fourth quarter 2017 and full year 2017 GAAP financial results.

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Weighted Average Shares Outstanding for JCI plc
Basic weighted average shares outstanding	935.4	644.9	937.2	647.0
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	9.0	4.8	9.6	4.5
Diluted weighted average shares outstanding	944.4	649.7	946.8	651.5

5. Mark-to-Market of Pension and Postretirement Plans

The pension and postretirement mark-to-market gain or loss for each period is excluded from adjusted diluted earnings per share. The three months ended June 30, 2017 pension mark-to-market loss of $45 million and the nine months ended June 30, 2017 pension mark-to-market gain of $90 million are due to lump sum payouts for certain U.S. pension plans. There was no mark-to-market gain or loss for pension and postretirement plans in the three or nine months ended June 30, 2016.

6. Acquisitions and Divestitures

On March 16, 2017, the Company announced that it signed a definitive agreement to sell its Scott Safety business to 3M for approximately $2.0 billion. Net cash proceeds from the transaction are expected to approximate $1.8 to $1.9 billion. Scott Safety is a leader in the design, manufacture and sale of high performance respiratory protection, gas and flame detection, thermal imaging and other critical products for fire services, law enforcement, industrial, oil and gas, chemical, armed forces, and homeland defense end markets. The transaction is expected to close in the first quarter of fiscal 2018, subject to customary closing conditions including required regulatory approval. The Scott Safety business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of June 30, 2017.

On October 31, 2016, the Company completed the spin-off of its Automotive Experience business by way of the transfer of the Automotive Experience business from JCI plc to Adient plc and the issuance of ordinary shares of Adient plc directly to holders of JCI plc ordinary shares on a pro rata basis. Following the separation, Adient plc is now an independent public company trading on the New York Stock Exchange (NYSE) under the symbol "ADNT." The Company did not retain any equity interest in Adient plc. Beginning in the first quarter of fiscal 2017, Adient’s historical financial results are reflected in the Company’s consolidated financial statements as a discontinued operation.

On September 2, 2016, JCI Inc. and Tyco completed their combination which was announced on January 25, 2016. The merger is accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, "Business Combinations." JCI Inc. is the accounting acquirer for financial reporting purposes. Accordingly, the historical consolidated financial statements of JCI Inc. for periods prior to this transaction are considered to be the historical financial statements of the Company. The total fair value of the consideration transferred was $19.7 billion. As part of the transaction in the fiscal 2016 fourth quarter, the Company recorded $16.4 billion of goodwill and $6.2 billion of intangible assets, of which $3.9 billion are subject to amortization.

On October 1, 2015, the Company formed a joint venture with Hitachi to expand its legacy Building Efficiency product offerings. The Company acquired a 60 percent ownership stake in the new entity for approximately $133 million ($563 million purchase price less cash acquired of $430 million).

7. Income Taxes

The Company's effective tax rate from continuing operations before consideration of the transaction/integration/separation costs, nonrecurring purchase accounting impacts related to the Tyco merger, mark-to-market gains or losses for pension plans, restructuring and impairment costs, and discrete tax items for the three months ending June 30, 2017 and 2016 is approximately 15 percent and 17 percent, respectively. The three months ended June 30, 2016 includes a non-cash tax charge of $85 million ($0.13) in discontinued operations related to changes in entity tax status associated with the spin-off of the Automotive Experience business.

8. Restructuring

The three and nine months ended June 30, 2017 includes restructuring and impairment costs of $49 million and $226 million, respectively, related primarily to workforce reductions, plant closures and asset impairments in the Building Technologies & Solutions and Power Solutions businesses, and at Corporate.  The three and nine months ended June 30, 2016 restructuring and impairment costs of $27 million and $87 million, respectively, related primarily to workforce reductions, plant closures and asset impairments in the Building Technologies & Solutions business and at Corporate.